Exhibit 10.46

207 Goode Ave, Ste 500
January 30, 2015	Glendale, California 91203
Phone 626 304-2000
Fax 626 792-7312

Anne Bramman

xxxx

xxxx

Dear Anne:

I am very pleased to offer you the position of Senior Vice President & Chief Financial Officer, reporting directly to me. This is an Executive, Level 2, position. Your employment with Avery Dennison will commence on or about March 1, 2015. This offer is contingent upon successful completion of your background verification, reference checks, and pre-employment drug-screening test.

Specific details of our job offer are as follows:

Base Salary:  Your annualized rate of pay will be $550,000 paid semi-monthly.  Your next salary review will be April 1, 2016.  Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus:  You will be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 60% of base salary opportunity level, subject to applicable withholdings.  If your start date is on or after April 1, 2015, you will participate in the AIP on a prorated basis for 2015.The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI) Opportunity:  Under the Company’s executive incentive compensation program you will be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 180% of your base salary.  The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.  You will receive the following equity awards, which comprise your 2015 LTI grant.  They will be granted on March 1, or June 1, depending on your actual start date:

-	$495,000 value of Market-Leveraged Stock Units (MSUs) with a 4-year ratable vesting schedule, subject to performance.

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$495,000 value of Performance Units (PUs) with a 3-year cliff vesting schedule, subject to performance. This award will be broken down into two separate awards due to the different performance metrics (Cumulative EVA (50%) and Relative TSR (50%)).

Sign-On Compensation:  In addition, you will also receive sign-on compensation, via a mix of Restricted Stock Units (RSUs) and cash.  The sign on compensation will include:

-	A one-time RSU Grant with a value of $400,000, with a 3-year ratable vesting schedule. This award will be granted either on March 1 or June 1 depending on your actual start date:

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A one-time cash award of $200,000, to be paid 30 days following the start of your employment with the Company, with all applicable taxes withheld.  You will be required to pay back this cash award if you voluntarily terminate your employment within 12 months following your start date with the Company.

Deferred Compensation Program:  You will be eligible to participate in the Avery Dennison deferred compensation plan during the next open enrollment cycle. Under this plan, you will be able to defer up to 75% of your base salary and up to 90% of your annual bonus.

Executive Benefits:  You will receive an annual Executive Benefit Allowance in the amount $65,000, which will be paid in semi- monthly installments with your normal payroll run.  If your start date is in the middle of a pay cycle, you will receive the first allowance at the beginning of your next pay cycle.  The company will reimburse you for up to $15,000 per year, for Financial Planning & Tax Preparation.  In addition, you will be eligible for an Annual Executive Physical, you may participate in the Executive Long-Term Disability (LTD) plan, and you are entitled to Executive Supplemental Life Insurance.

You will be entitled to unlimited vacation.  You will not accrue vacation while eligible for the unlimited use program. You will receive holidays in accordance with the Company’s holiday policy as it may be established and changed from time-to-time.  Avery Dennison celebrates 12 paid holidays each calendar year and you will receive a schedule of holidays for your work location shortly after you begin.

Please see Level 2 Benefits Summary as a reference.

Other Benefits:  Your employment classification is regular full-time. As a regular full-time employee, you will be eligible for participation in the Company’s health and welfare benefit plans (including medical, dental, vision, life insurance, short-term and long-term disability, etc.) on the first of the month following 60 days of active employment and in accordance with the provisions of such plans. You will also be eligible for participation in the Company’s 401(k) retirement Savings Plan in accordance with the provisions of the plan. To ensure that you do not miss the earliest opportunity to participate in the Savings Plan, you will be automatically enrolled following 30 days of active employment at a 6% pre-tax contribution level and the Company will match 50 cents for each dollar you contribute up to a maximum Company match of 3%. In addition, you will receive a Company contribution each pay period equal to 3% of your 401(k) eligible pay regardless of whether you make contributions to the Savings Plan.  You may opt-out of the Savings Plan or change your level of participation at any time as described in the New Hire Automatic Enrollment notice included with your new hire packet. Please see the Savings Plan summary plan description included in the Company’s Directory of Employee Benefits Information, which will be available to you on-line after your hire date, for more information. You will be receiving a packet from the Company’s outside benefits administrator explaining in more detail the Company’s benefit plans available to you and the requirements for enrollment. The terms of the benefit plan documents exclusively govern your participation in, eligibility for, and entitlement to benefits under the plans. If there is any conflict between these plans and this letter, or between the plans and any other oral or written summary or description of the benefits, the terms of the benefit plan documents shall exclusively govern. Please see the Savings Plan summary plan description included in the Company’s Your Total Rewards website, which will be available to you on-line after your hire date, for more information.

You will be entitled to the benefits generally available to Company employees in accordance with specific plan provisions.  You will be a Participant in the Avery Dennison Key Executive Change of Control Severance Plan, the Avery Dennison Executive Severance Plan, and any other plans generally offered to Level 2 executives, as described in the attached outline.  You will also be subject to the Avery Dennison Stock Ownership Policy.

Relocation Assistance:  We will provide relocation assistance consistent with our Relocation Program, which is attached for your reference.  These benefits are taxable according to applicable federal, state, and local laws.  A representative from our relocation firm will be contacting you, once your human resources department has initiated your move, to help you get started with the relocation process and to answer any questions you may have.

While employed by Avery Dennison, secondary employment in a printing business, adhesive products business, or any business competing with, purchasing from or selling to Avery Dennison is prohibited.  Other types of secondary employment are also usually not allowed, except under special circumstances and only if approved in advance by your immediate manager.  If you intend to engage in secondary employment, you must disclose this fact and all pertinent information in writing to me and obtain written approval.  Based on your position with the Company, you are required to complete an Ethics and Conflict of Interest questionnaire, and this information will be reviewed with the Corporate Compliance Officer, and may also be reviewed by the Ethics and Conflict of Interest Committee of the Board of Directors.

The Immigration, Reform and Control Act, as amended, requires all new employees to provide proof of identity and eligibility to work in the United States.  The acceptable forms of proof are specified in the enclosed “Lists of Acceptable Documents.”  Please bring the originals with you on the first day you report to work.  You must provide appropriate original documentation within three business days from your employment commencement date or, if you are unable, provide a receipt showing that you have applied for such appropriate documentation.  Failure to do so, will mean that you cannot be employed with Avery Dennison.

All candidates for positions as Company employees are required to participate in a post-offer, preplacement drug-screening test in accordance with our corporate policy prohibiting the illegal use of drugs. This offer is contingent upon you successfully passing such drug screening. For purposes of this offer, “successfully passing” means a negative result on the drug screening test. Avery Dennison will pay the cost of the drug screen. You will not be authorized to commence work until Avery Dennison has been notified that you have successfully passed the drug screen.

Your employment with the Company is at-will, which means either you or the Company may terminate the employment relationship at any time, with or without notice or cause.  As a condition of employment, all new employees are required to sign both our Company’s Employee Agreement and Mutual Agreement to Arbitrate Claims.  Copies of these agreements have been enclosed for your review and signature.  Please sign and return these documents prior to your commencing employment.  Because they are legal documents, you should consult with your own attorney if you desire.  Your at-will status and these agreements cannot be altered except in writing signed both by you and an expressly authorized representative of the Company.  Also enclosed you will find W-4 and state tax forms which you will need to complete for payroll purposes.

It is our Company’s policy to respect all trade secrets, confidential and proprietary information of any other company, including our competitors, and any company at which our employees may have been previously employed.  You must not appropriate any trade secrets, confidential or proprietary information of any third party except as permitted in writing by such third party, and you must not use or disclose any third party’s trade secrets, confidential or proprietary information for the benefit of our Company.

I look forward to your joining Avery Dennison.  Should you have any questions, please feel free to contact Anne Hill at (626) 304-XXXX.

Please sign and date this offer letter below, indicating that you understand and accept the terms described above.  Return the letter, along with the enclosed forms, prior to your start date to LeeAnn Prussak in Corporate Human Resources.

Sincerely,

Dean A Scarborough
Chairman and CEO

Attachments:
Executive Benefit Summary
Relocation Policy
Severance Plan
Change of Control Plan
Stock Ownership Policy

cc:	LeeAnn Prussak
Anne Hill

Accepted by:	/s/ Anne Bramman

Date:	2/9/15

Welcome aboard!